Exhibit 107

Calculation of Filing Fee Tables

Post-Effective Amendment No 1 to Form S-1
(Form Type)
Rover Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee
Newly Registered Securities
Fees to be paid
Fees previously paid	Equity	Class A Common Stock, par value $0.0001 per share	457	(c)	6,000,000	(2)	$13.48	(6)	$80,880,000	(6)	0.0001091		$8,824
	Equity	Class A Common Stock, par value $0.0001 per share	457	(c)	90,964,932	(3)	$13.48	(6)	$1,226,207,283	(6)	0.0001091		$133,779
	Equity	Class A Common Stock, par value $0.0001 per share	457	(c)	2,574,164	(4)	$13.48	(6)	$34,699,731	(6)	0.0001091		$3,786
	Equity	Class A Common Stock, par value $0.0001 per share	457	(c)	5,500,000	(5)	$13.48	(6)	$74,140,000	(6)	0.0001091		$8,089
	Equity	Warrants to purchase Class A Common Stock	457	(g)	2,574,164		0.00	(7)	$0	(7)	N/A	(7)	$0	(7)
	Total Offering Amounts								$1,415,927,014				$154,478
	Total Fees Previously Paid												$154,478
	Total Fee Offsets												—
	Net Fee Due												$0	(8)
___________
(1)Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.
(2)Consists of an aggregate of (A) 5,000,000 outstanding shares of the Registrant’s Class A Common Stock beneficially owned by a number of subscribers purchased from the Registrant, for a purchase price of $10.00 per share, pursuant to separate PIPE Subscription Agreements and (B) 1,000,000 shares of the Registrant’s Class A Common Stock beneficially purchased by the Sponsor at a price of $10.00 per share pursuant to the Sponsor Backstop Subscription Agreement and transferred to Assignee as such term is defined in the Assumption and Assignment Agreement. These shares are registered for resale on this Registration Statement. A portion of these shares have been sold under this Registration Statement prior to the filing of this Post-Effective Amendment and therefore have been removed from the propsectus.
(3)Consists of an aggregate of (A) 73,373,590 shares of the Registrant’s Class A Common Stock beneficially owned by Legacy Rover shareholders at the closing of the Merger (as defined below) (the “Legacy Rover Shares”), which were previously registered pursuant to the registration statement on Form S-4 filed with the SEC on July 9, 2021 (File No. 333-253110) (the “Form S-4”), (B) up to 11,792,216 shares which are issuable to certain former stockholders of A Place for Rover, Inc., a Delaware corporation (“Legacy Rover”) upon the achievement of certain trading price targets for the Registrant’s Class A Common Stock (the “Rover Earnout Shares”) previously registered pursuant to the Form S-4 and as described in the Current Report on Form 8-K filed with the SEC on August 5, 2021 (File No. 001-39774) reporting the consummation of the business combination between the Registrant’s legal predecessor, Nebula Caravel Acquisition Corp. (“Caravel”), and Legacy Rover (the “Merger”), (C) up to 2,461,626 shares of the Registrant’s Class A Common Stock beneficially owned by Nebula Caravel Holdings, LLC, a Delaware corporation (the “Sponsor”), which vest upon the achievement of certain trading price targets for the Registrant’s Class A Common Stock (the “Sponsor Earnout Shares”), and (D) 3,437,500 shares of the Registrant’s Class A Common Stock issued to the Sponsor and certain of its affiliates, of which 100,000 shares of the Registrant’s Class A Common Stock were issued to unaffiliated directors of the Sponsor (the “Founder Shares” and, together with the Legacy Rover Shares, the Rover Earnout Shares, and the Sponsor Earnout Shares, the “Affiliated Shares”). These shares are registered for resale on this Registration Statement. A portion of these shares have been prior to the filing of this Post-Effective Amendment and therefore have been removed from the propsectus.
(4)Refers to (A) 2,574,164 private placement warrants that were purchased by the Sponsor in connection with Caravel’s initial public offering registered for resale on this Registration Statement and (B) 2,574,164 shares of the Registrant’s Class A Common Stock issuable upon exercise of such warrants registered for issuance and resale on this Registration Statement. Each such warrant is exercisable for one share of the Registrant’s Class A Common Stock at a price of $11.50 per share, subject to adjustment. In connection with the Registrant’s redemption of these warrants in January 2022, the warrants are no longer outstanding and the Sponsor received 658,471 shares of Class A Common Stock upon the cashless exercise of its warrants.
(5)Consists of 5,500,000 shares of the Registrant’s Class A Common Stock issuable upon exercise of public warrants that were issued to stockholders in connection with Caravel’s initial public offering, which are registered for issuance on this Registration Statement. Each such warrant is exercisable for one share of the Registrant’s Class A Common Stock at a price of $11.50 per share, subject to adjustment. In connection with the Registrant’s redemption of these warrants in January 2022, the public warrants are no longer outstanding and the Company issued 1,387,749 shares of Class A Common Stock upon the cashless exercise of such warrants.
(6)Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the Registrant’s Class A Common Stock quoted on the Nasdaq Global Select Market on September 9, 2021.
(7)Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the Warrants and the entire fee is allocated to the underlying Class A Common Stock. In connection with the Registrant’s redemption of these warrants in January 2022, the warrants are no longer outstanding.
(8)A registration fee of $154,478 has previously been paid in connection with the initial filing of the Registration Statement, filed with the Securities and Exchange Commission on September14, 2021. Accordingly, no registration fee is being paid with this Post-Effective Amendment No. 1 to the Registration Statement.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A